Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROUSE PROPERTIES, INC.

FIRST:   The name of the corporation is: “Rouse Properties, Inc.”

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Zip Code 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 212,000 shares, consisting of two classes of stock designated as “Common Stock” and “Preferred Stock”, respectively. The total number of shares of Common Stock that the Corporation is authorized to issue is 2,000 shares, par value $0.01 per share.  The total number of shares of Preferred Stock that the Corporation is authorized to issue is 210,000 shares, of which 200,000 shares, par value $0.01 per share, shall be designated “Series I Preferred Stock.”

A statement of the designations and powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock and Preferred Stock of the Corporation is as follows:

A.                          Common Stock.

1.                            Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to, and qualified by, such rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of Preferred Stock of any series.

2.                            Voting.  Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock with voting rights attached thereto, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.  Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (as the same may be further amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, except as otherwise required by law, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the General Corporation Law of the State of Delaware (the “DGCL”).  On each matter on which they are entitled to vote, the holders of the outstanding shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such stockholder.  There shall be no cumulative voting.

3.                            Dividends.  Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.                            Liquidation.  Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to share in any remaining assets and funds of the Corporation available for distribution to stockholders ratably in proportion to the total number of shares of Common Stock then issued and outstanding in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.  A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this clause (A)(4), shall not be deemed to be occasioned by, or to include, any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

B.                          Serial Preferred Stock.  Subject to approval by holders of shares of any class or series of Preferred Stock to the extent such approval is required by its terms, the Board is hereby expressly authorized, subject to limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the DGCL (a “Preferred Stock Designation”), to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, in addition to the Series I Preferred Stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.  The designation, powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  The authority of the Board with respect to each such series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.                            The number of shares constituting that series and the distinctive designation of that series;

2.                            The rate of dividend, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of stock or any other series of the Preferred Stock;

3.                            Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

4.                            Whether the shares must or may be redeemed and, if so, the terms and conditions of such redemption (including, without limitation, the dates upon or after which they must or may be redeemed and the price or prices at which they must or may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

5.                            Whether the shares shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

6.                            The amounts, if any, payable under the shares thereof in the event of the liquidation of the Corporation in preference of shares of any other class or series and whether the shares shall be entitled to participate generally in distributions in the Common Stock under such circumstances;

7.                            Sinking fund provisions, if any, for the redemption or purchase of the shares (the term “sinking fund” being understood to include any similar fund, however designated); and

8.                            Any other relative rights, preferences, limitations and powers of that series.

C.                          Series I Preferred Stock.

1.                            Designation and Number.  A series of preferred stock, designated the Series I Preferred Stock, is hereby established.  The number of shares of Series I Preferred Stock hereby authorized shall be two hundred thousand (200,000).

2.                                      Ranking.  The Series I Preferred Stock shall, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank:

i.                                          senior to all classes or series of the Common Stock and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

ii.                                       on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

iii.                                    junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.  The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series I Preferred Stock prior to conversion or exchange.  The Series I Preferred Stock will also rank junior in right of payment to the Corporation’s other existing and future debt obligations.

3.                                      Dividends and Distributions.

i.                                          Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series I Preferred Stock as to dividends, the holders of shares of the Series I Preferred Stock shall be entitled to receive, when, as and if declared by the Board (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6% per annum of the $1825.00 liquidation preference per share of the Series I Preferred Stock (equivalent to a fixed annual amount of $109.50 per share of the Series I Preferred Stock).  Such dividends shall accrue on each share of Series I Preferred Stock and be cumulative from, and including, (i) with respect to the first dividend payment, the first date on which any share of Series I Preferred Stock is issued (the “Original Issue Date”) and (ii) with respect to all subsequent dividend payments, the day immediately following the date of the last daily distribution accrual that has been paid in full in accordance with Section 3(v), and shall be payable semi-annually in arrears on each Dividend Payment Date (as defined below), commencing on January 15, 2017; provided, however, that if any Dividend Payment Date falls on a date other than a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.  The amount of any dividend payable on the Series I Preferred Stock for any Dividend Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date (as defined below).  Notwithstanding any provision to the contrary contained herein, each outstanding share of Series I Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series I Preferred Stock that is outstanding on such date.  “Dividend Record Date” shall mean the date designated by the Board as the record date for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date.  “Dividend Payment Date” shall mean the fifteenth day of each January and July, commencing on January 15, 2017.  “Dividend Period” shall mean the period commencing on, but excluding, a Dividend Payment Date to and including, the next Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date and end on, and include, January 15, 2017).  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

ii.                                       Notwithstanding anything contained herein to the contrary, dividends on the Series I Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.  Accrued but unpaid dividends on the Series I Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

iii.                                    Except as provided in Section 3(iv) below, from and after January 1, 2017 no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series I Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series I Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to dividends or upon liquidation, on parity with or junior to the Series I Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except by conversion into or exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series I Preferred Stock as to dividends and upon liquidation, by redemption, purchase or acquisition of shares of any class or series of capital stock made for the purposes of and in compliance with requirements of an employee incentive, benefit or share purchase plan of the Corporation or any subsidiary, or by other acquisition of shares made pursuant to the provisions hereof and the purchase or acquisition of shares of any other class or series of capital stock of the Corporation ranking on parity with the Series I Preferred Stock as to payment of dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series I Preferred Stock), unless full cumulative dividends on the Series I Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is designated for such payment.

iv.                                   When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series I Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series I Preferred Stock, all dividends declared upon the Series I Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series I Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series I Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series I Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series I Preferred Stock which may be in arrears.

v.                                      Holders of shares of Series I Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, other than as expressly provided herein.  Any dividend payment made on the Series I Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable.

4.                                      Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series I Preferred Stock, the holders of shares of Series I Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation, a liquidation preference of $1825.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) up to, but excluding, the date of payment.  In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series I Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to liquidation rights, on parity with the Series I Preferred Stock in the distribution of assets, then the holders of the Series I Preferred Stock and the holders of shares of each such other class or series of shares of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series I Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.  Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 days or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series I Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series I Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.  For purposes of liquidation rights, the consolidation or merger of the Corporation with or into any other Corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5.                                      No Voting Rights.  Holders of the Series I Preferred Stock shall not have any voting rights, except as required by applicable law.

6.                                      Conversion.  The shares of Series I Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

7.                                      Record Holders.  The Corporation and its transfer agent may deem and treat the record holder of any Series I Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

8.                                      No Maturity or Sinking Fund.  The Series I Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series I Preferred Stock.

9.                                      Exclusion of Other Rights.  The Series I Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth herein.

10.                               No Preemptive Rights.  No holder of shares of Series I Preferred Stock of the Corporation shall be entitled to, as such holder, any preemptive right to purchase or subscribe for or acquire any additional shares of capital stock of the Corporation or any other security of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

FIFTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation.

SIXTH:  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

SEVENTH:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.  The Corporation shall, to the fullest extent permitted by applicable law, indemnify and advance expenses to each director and officer of the Corporation.  The Corporation may indemnify and advance expenses to each employee and agent of the Corporation, and any other person whom the Corporation is authorized to indemnify under the provisions of the General Corporation Law of Delaware, as provided in the bylaws of the Corporation.  Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director, officer, or other agent of the Corporation existing at the time of, or increase the liability of any director, officer or other agent of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

EIGHTH:  The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred herein are granted subject to this reservation.